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                                                                        EX-10.10

January 24, 2005

Mr. Richard H. Hershman
Chief Executive Officer
Allegent Technology Group
100 Crossways Park Drive West, Suite 104
Woodbury, New York 11797
Voice: 516-364-7033, Fax: 516-364-7036
e-mail: rhershman@allegentgsi.com

RE: LETTER OF INTENT FOR THE PURCHASE OF ALLEGENT TECHNOLOGY GROUP, INC., A DELAWARE CORPORATION ("ALLEGENT") BY SECURED SERVICES, INC., A DELAWARE CORPORATION ("SSVC").

Mr. Hershman:

         SSVC is pleased to present Allegent with this Letter of Intent, which outlines the parties' agreement regarding the general terms of a proposed transaction pursuant to which SSVC intends to acquire all of the capital stock of Allegent (the "Transaction") for consideration equal to $12,000,000 (the "Purchase Price"). The Transaction is expected to be consummated on or about March 31, 2005 (the "Closing Date"). As we have discussed, the combined organization will provide our collective clients with a more robust set of security software and services. Additional details surrounding these general terms and conditions will be set forth in a definitive agreement to be negotiated between the parties.

A.   CONDITIONS PRECEDENT TO THE TRANSACTION.

     1. Allegent will have engaged an accounting firm, reasonably acceptable to SSVC's independent public auditors (which approval shall not be unreasonably withheld) to audit the financial statements described in Section C.3 of this Letter of Intent; and such accounting firm shall have advised SSVC in writing that it will be able to deliver such financial statements within the time frame set forth in such Section.

     2. The parties shall have negotiated a definitive agreement regarding the Transaction, which definitive agreement shall provide for a Transaction structure in a form mutually satisfactory to each of SSVC and Allegent. The parties intend to structure the Transaction in a mutually tax advantageous manner.


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     3.   The terms of the Transaction and the definitive agreement referred to above shall have been adopted, ratified, approved and accepted by the Boards of Directors and shareholders of each of SSVC and Allegent, respectively.

     4. Each party shall have completed a due diligence review of the other party to its satisfaction.

     5. Each party shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of Transaction and all other applicable legal requirements shall have been completed to the mutual satisfaction of the parties.

     6. The other provisions set forth in this Letter of Intent shall have been completed in a manner mutually satisfactory to the parties.

B. PURCHASE PRICE.

1. At the closing of the Transaction and as consideration for all of the issued and outstanding capital stock of Allegent, SSVC will deliver to the shareholders of Allegent the Purchase Price, which Purchase Price shall consist of cash or restricted common shares (the "Shares") of SSVC. The Shares will have registration rights similar in all material respects to the registration rights to be granted to the investors participating in the Financing Transaction. The Shares will be priced at the same value as SSVC shares issued in the Financing Transaction. The Transaction may provide for the exchange of all Allegent warrants and stock options for SSVC warrants and stock options at a mutually agreed upon exchange ratio as part of the Purchase Price. The cash portion of the Purchase Price shall not exceed the outstanding principal and interest of Allegent's 6 3/8% Senior Subordinated Secured Convertible Promissory Notes in the aggregate outstanding original principal amount of $4,500,000 (the "Allegent Senior Notes"), which outstanding principal and interest shall be repaid in full on the Closing Date (unless such Allegent Senior Notes agree to conversion prior to such time). Notwithstanding anything contained herein to the contrary, the cash portion of the Purchase Price shall be used first to repay any amounts owed under any the Allegent Senior Notes, with the balance, if any, to be delivered as the parties may agree in the definitive agreement.

2. The definitive agreement will provide that SSVC will operate Allegent as a separate business entity or division. The definitive agreement shall further provide that if the Allegent revenue attained by SSVC exceeds $5,200,000


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     within the first year after the Closing Date, then SSVC will pay Allegent's current preferred shareholders and designated "Strategic Personnel" an earn-out equal to two times the excess of the Revenue Target, up to a maximum earn-out of $6,000,000. The designation of Allegent's Strategic Personal and the allocation of the stock earn-out shall be subject to the mutual agreement of the parties and shall be set forth in the definitive agreement.

3. At the closing of the Transaction, SSVC will execute employment, consulting or advisory contracts (collectively, the "Contracts") with the following Allegent personnel: R. Hershman, E. Kalbaugh, S. Renzi, M. Renzi, S. Dancy,
     A. Prezioso, D. Marcus, M. Hershman, D. Gilberg, J. Moore, J. Caro and such other Allegent personnel as the parties may agree. The terms and structure of the Contracts, including, but not limited to, signing bonuses, earn out and other bonus provisions and salary shall be subject to the mutual agreement of the parties and set forth in the definitive agreement. Each Contract will contain SSVC's standard confidentiality, non-compete, and non-solicitation provisions.

4. The Purchase Price will be subject to adjustment in the event that liabilities of Allegent (other than the Allegent Senior Notes, the Allegent Loan and Security Agreement with Allied Financial Corportion and the SSVC Notes (as defined below) exceed $1,000,000 on the Closing Date.

C. DEFINITIVE AGREEMENT.

     Upon the signing of this Letter of Intent, the parties will begin to prepare and negotiate a definitive agreement, which definitive agreement shall contain all of the terms and conditions typically associated with a stock purchase agreement, including, but not limited to the following:

     1. Representations and Warranties. Customary and usual representations and warranties by each of the parties.

     2. Opinions of Counsel. Delivery on the Closing Date of opinions of counsel for each of the parties with respect to customary and usual matters of law.

     3.   Financial and Other Information.

          a. Due Diligence. The completion of the examination and inspection of the books and records of each party by the other party prior to the Closing Date. The delivery no later than the Closing Date of


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               customary schedules listing each party's material contracts, real and personal properties, pending, threatened and contemplated legal proceedings, employees, assets and liabilities, including contingencies and commitments, and such other information as may be reasonably requested by the parties.

          b. Each of the parties shall prepare, for delivery not later than 45 days from the Closing Date, audited financial statements consisting of balance sheets, statements of operations, statements of cash flows and statements of stockholders' equity, which financial statements shall fairly present the financial condition of each party as of their respective dates and for the periods involved, and which financial statements shall be prepared in accordance with United States Generally Accepted Accounting Principles consistently applied, for such period or periods as shall be set forth in the definitive agreement or as shall be required under the rules and regulations promulgated by the Securities and Exchange Commission.

4. Conduct of Business Pending Closing. From the date of this Letter of Intent through the Closing Date (unless the Transaction is terminated), each of the parties shall conduct its respective businesses in the ordinary course of business and consistent with past practice, and none of the assets of either party shall be sold, distributed or disposed of except in the ordinary course of business consistent with past practice or with the written consent of the other party.

D. FUNDING OF OPERATIONS.

     Beginning February 1, 2005, SSVC will provide bridge financing to Allegent in order to fund Allegent's operations. The amount of such bridge financing provided each month shall be based on a mutually agreed upon budget and shall be equal to $125,000 per month. SSVC's obligation to provide such bridge financing to Allegent shall terminate upon the earlier of: (a) the Closing Date; or (b) the date on which the proposed Transaction is terminated by either party. The amounts provided by SSVC to Allegent as bridge financing pursuant to this Section D shall be evidenced by one or more senior subordinated promissory notes made by Allegent in favor of SSVC (the "SSVC Notes"), which SSVC Notes shall have provisions similar to those contained in the Allegent Senior Notes. In the event SSVC decides not to pursue the Transaction during the Break Up Period (as defined below) for any reason other than as set forth in Section F(2)(i) or (ii), the SSVC Notes shall


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     be cancelled, as liquidated damages, and shall be considered by the parties to be an additional break-up fee due to by SSVC to Allegent.

E. NO-SHOP.

     Allegent agrees that during the 120-day period commencing on the date hereof, (the "No-Shop Period"), neither Allegent nor any of its employees, officers or directors shall (i) encourage, solicit or initiate any Acquisition Proposal (as defined below) with, (ii) negotiate, discuss or otherwise communicate with or furnish or cause to be furnished any information to, or otherwise cooperate with, or (iii) enter into any contract or agreement with, any person (other than SSVC or its representatives) with respect to or for any Acquisition Proposal. In the event that any third party contacts Allegent or its shareholders, officers, directors or advisors with any Acquisition Proposal or expresses any written interest concerning an Acquisition Proposal during the No-Shop Period, Allegent will promptly notify SSVC of the identity of such third party and the nature and terms, if any, of such Acquisition Proposal. As used herein, "Acquisition Proposal" means any proposal or expression of interest for a merger, sale of stock, license arrangement, sale of assets or other business combination involving the assets contemplated herein, not in the ordinary course of business. The preceding is not intended to and shall not restrict the Board of Directors of Allegent from exercising its fiduciary duties under Delaware law.

F. BREAK-UP FEES

     1. SSVC shall be entitled to a fee equal to 1% of the Purchase Price (the "SSVC Break-Up Fee"), if Allegent (i) materially breaches any provision of this Letter of Intent or (ii) terminates this Letter of Intent during the 120 day period beginning on the date of this Letter of Intent (the "Break Up Period"), other than a termination of this Letter of Intent by Allegent as a result of a material breach of any provision of this Letter of Intent by SSVC or as a result of a failure of a material condition precedent not caused by the failure of SSVC to act in good faith to satisfy such condition. The parties agree that the SSVC Break-Up Fee shall be deemed liquidated damages.

     2. Allegent shall be entitled to a fee equal to 1% of the Purchase Price (the "Allegent Break-Up Fee"), if SSVC (i) materially breaches any provision of this Letter of Intent or is unable to close because of insufficient working capital, or (ii) terminates this Letter of Intent during the Break Up Period, other than a termination of this Letter of Intent by SSVC as a result of a material breach of this Letter of Intent


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          by Allegent or as a result of a failure of a material condition precedent not caused by the failure of Allegent to act in good faith to satisfy such condition. The parties agree that the Allegent Break-Up Fee shall be deemed liquidated damages.

G. EXPENSES

     Beginning on the date of this Letter of Intent, SSVC will reimburse Allegent on a timely basis for up to $50,000 each for legal and accounting expenses and additional reasonable and customary expenses associated with the Transaction that have been approved by SSVC, which expenses shall be reimbursed as they are incurred.

H. DUE DILIGENCE

     Each party will immediately begin a due diligence review of the other party, with each party providing such assistance as may reasonably be requested by the other. Each party will work cooperatively to engage a mutually agreeable accounting firm that will be able to complete an audit of Allegent's financial records within the timeframe required by this Letter of Intent.

I. MISCELLANEOUS

     1. All notices or other information deemed required or necessary to be given to either party shall be given at the following addresses (with notice being deemed given three days following prepaid deposit with the United States Postal Service or one business day following prepaid deposit with a national overnight delivery service, as the case may
          be):

          Allegent Technology Group
          100 Crossways Park Drive West, Suite 104
          Woodbury, New York 11797
          Voice: 516-364-7033 Fax: 516-364-7036
          Attn: Richard H. Hershman, CEO

          Secured Services, Inc.
          1175 North Service Road W, Suite 214
          Oakville Ontario
          Canada  L6M 2W1
          Attn: Michael Dubreuil, Chairman



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     2.   Any finder's fee or similar payments with respect to the Transaction shall be paid by the party agreeing to such fees or payment.

     3. The transactions contemplated herein, to the extent permitted, shall be governed by, and construed in accordance with the laws of the State of Delaware.

     4. Each party and its agents, attorneys and representatives shall have full and free access to the properties during normal business hours, books and records of the other party (the confidentiality of which either party agrees to maintain) for purposes of conducting the due diligence review of the other party referred to herein.

     5. The substance of any public announcement with respect to the Transaction, other than notices required by law, shall be approved in advance by both parties or their duly authorized representatives.

     6. This Letter of Intent evidences the intention of the parties hereto and is intended to be legally binding. This Letter of Intend supersedes and replaces any previous agreement or understanding between the parties, except for that certain Confidentiality Agreement between the parties dated November 8, 2004.

     7. This Letter of Intent may be executed in counterparts and each counterpart shall be deemed to be an original instrument, with all such counterparts together constituting one and the same agreement.

If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this letter in duplicate, retain one copy for your records, and return one to my attention at 770 Broadway, Second Floor, New York, New York 10003; you may send one signed copy by facsimile transmission to 905-339-2392.

Very truly yours,

Secured Services, Inc.:

By:________________________________
         Michael Dubreuil, Chairman


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Accepted this ____ day of January, 2004.

Allegent Technology Group, Inc.





By:________________________________
         Richard H. Hershman, CEO





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